AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 18, 2001
                                                      Registration No. 333-57422
--------------------------------------------------------------------------------


                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                 ---------------
                               Amendment No. 1 to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------


                                  IDACORP, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

       Idaho                         6719                       82-0505802
(State or Other           (Primary Standard Industrial       (I.R.S. Employer
 Jurisdiction of            Classification Code Number)   Identification Number)
 Incorporation
or Organization)
                              1221 West Idaho Street
                            Boise, Idaho  83702-5627
                                (208) 388-2200
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                              --------------------

  Jan B. Packwood                J. LaMont Keen          Robert W. Stahman, Esq.
President and Chief          Senior Vice President -         Vice President,
 Executive Officer             Administration and          General Counsel and
    IDACORP, Inc.               Chief Financial                  Secretary
1221 West Idaho Street              Officer                    IDACORP, Inc.
Boise, Idaho 83702-5627          IDACORP, Inc.            1221 West Idaho Street
    (208) 388-2200           1221 West Idaho Street      Boise, Idaho 83702-5627
                            Boise, Idaho 83702-5627           (208) 388-2200
                                 (208) 388-2200

                              William S. Lamb, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019
                                 (212) 424-8000

         (Names, Addresses, Including Zip Codes, and Telephone Numbers,
                  Including Area Codes, of Agents for Service)
                              ---------------------
                                 With copies to:
                                 --------------
                            Elizabeth W. Powers, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019
                                 (212) 424-8000

Approximate date of commencement of proposed sale of the securities to the public: At the effective date of the share exchange, which shall occur as soon as practicable after this registration statement is declared effective and the satisfaction or waiver of all conditions precedent to the share exchange.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box...................................... |_|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering................................ |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering....................................................... |_|

--------------------------------------------------------------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  Subject to completion, dated ________, 2001.

                                  IDACORP, INC.

            OFFER TO EXCHANGE SHARES OF COMMON STOCK OF IDACORP, INC.
                                       FOR
    UP TO 3,594,108 OUTSTANDING SHARES OF COMMON STOCK OF RMC HOLDINGS, INC.
                              --------------------

     This exchange offer and withdrawal rights will expire at midnight, Boise,
Idaho time, on        , 2001, unless we extend the exchange offer.

     IDACORP, Inc. is making this exchange offer only to certain shareholders of record of RMC Holdings, Inc. The shareholders of RMC excluded from this offer are IDACORP and the shareholders named on Annex A to Annex B to this prospectus. We are seeking to exchange up to 3,594,108 shares of RMC common stock in this offer for IDACORP common stock valued at up to $6,196,961.

     For each share of RMC common stock, we are offering the number of shares of IDACORP common stock equal to:

     o    $1.7242, divided by

     o the average of the high and low sales prices of IDACORP common stock during a twenty-day pricing period, multiplied by

     o    one share of IDACORP common stock.

     You may exchange any or all of your RMC common stock. We will issue up to an aggregate of 350,000 shares of IDACORP common stock in exchange for your shares of RMC common stock.

     We currently hold approximately 66% of all outstanding RMC common stock. We will acquire from 81.26% to 84.73% of the outstanding shares of RMC common stock as a result of the combination of the exchange offer and additional purchases from the excluded shareholders that we are required to make if you tender fewer than 3,524,424. Tendering RMC shareholders will own less than 1% in the aggregate of IDACORP common stock, if you tender all 3,594,108 shares.


     You should read this prospectus carefully. It sets forth the terms and conditions of the exchange offer. It also describes the business and finances of IDACORP and the business of RMC. We have prepared this prospectus so that you will have the information necessary to make a decision about the exchange offer and whether to exchange your shares of RMC common stock for IDACORP common stock. We make no recommendation as to whether you should tender your shares of RMC common stock in this exchange offer.

     Our common stock trades on the New York Stock Exchange and Pacific Exchange
under the symbol "IDA." On        , 2001,  the closing sales price for one share
of our common stock was $_____.

                                  ------------

     You should carefully review the "Risk Factors" beginning on page 11 in connection with this exchange offer and your investment in shares of IDACORP common stock. We are not asking you for a proxy and you are requested not to send us a proxy.
                                  ------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock offered by this prospectus or has determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                                  ------------

               The date of this prospectus is         , 2001.

     The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                Table of Contents

                                                                            Page


Questions and Answers About the Exchange Offer.................................1
Summary  ......................................................................5
Corporate Organization Chart..................................................10
Risk Factors..................................................................11
         Transactional Risks..................................................11
         Operational Risks....................................................12
Special Note on Forward-Looking Information...................................13
The Companies.................................................................14
         IDACORP, Inc.........................................................14
         RMC Holdings, Inc....................................................15
The Exchange Offer............................................................15
         Exchange Offer as Part of the Acquisition of RMC.....................15
         Consideration in the Exchange Offer for Offered Shares...............16
         Terms of the Exchange Offer..........................................16
         Procedure for Offering RMC Shares....................................17
         Letter of Transmittal................................................18
         Guaranteed Delivery..................................................18
         Determination of Validity; Rejection of Shares; Defects..............19
         Withdrawal Rights....................................................19
         Acceptance for Payment and Payment of Exchange Offer Consideration...20
         Certain Conditions of the Exchange Offer.............................20
         Additional Requirements to Completion of the Exchange Offer..........21
         Rights and Obligations...............................................21
         Exchange Agent.......................................................21
         Certain Effects of Transfer..........................................21
         Accounting Treatment and Source of Funds.............................21
         Conditions to IDACORP Obtaining the Consideration....................22
Reasons for the Exchange Offer................................................22
No Consents or Authorizations.................................................22
Federal Income Tax Consequences...............................................22
Backup Withholding............................................................24
Regulatory Requirements.......................................................24
Rights of Dissenting Shareholders.............................................24
Material Contacts with RMC....................................................24
Comparative Rights of IDACORP Shareholders and RMC Shareholders...............26
Material Interests of Affiliates..............................................34
Legal Opinions................................................................34
Experts  .....................................................................35
Where You Can Find More Information...........................................35
Exchange Agent........................................................Back Cover


ANNEXES

Annex A      ACQUISITION AGREEMENT...........................................A-1
Annex B      KEY SHAREHOLDERS AGREEMENT......................................B-1
Annex C      RECOMMENDATION OF RMC BOARD OF DIRECTORS........................C-1
Annex D      OPINION OF DELOITTE & TOUCHE LLP................................D-1
Annex E      PURCHASE AND SALE AGREEMENT.....................................E-1



                                       (i)

     This prospectus incorporates documents by reference which are not presented or delivered in these materials. The information incorporated by reference is deemed to be part of this prospectus. These documents contain important information about IDACORP and its financial condition. Please see "Where You Can Find More Information" on page 35 for a list of these documents. These documents, other than exhibits thereto, unless they are specifically incorporated by reference, are available without charge to any person to whom this prospectus is delivered, upon written or oral request to Robert W. Stahman, Esq., IDACORP, Inc., 1221 West Idaho Street, Boise, ID 83702, (208) 388-2200. If
you would like copies, please request them by     , 2001. In order to ensure
timely delivery of the documents, you must request the information no later than five business days before the expiration of this exchange offer.


                                      (ii)

                 Questions and Answers About the Exchange Offer


Q.  What is the exchange offer?......... A.  We are offering to exchange shares of IDACORP common stock for part or
                                             all of the shares of RMC common
                                             stock, par value $0.0001 per share,
                                             held by certain shareholders of
                                             RMC.





Q.  What will I receive in this
    exchange offer?..................... A.  We have valued your shares of RMC common stock at the time of
                                             calculation of the exchange ratio
                                             at $1.7242 per share. The amount of
                                             our common stock that you will
                                             receive under this exchange offer,
                                             should you participate, will depend
                                             on the trading price of our common
                                             stock on the New York Stock
                                             Exchange during the pricing period
                                             for this exchange offer.

                                             For example, if the average trading
                                             price of IDACORP common stock is
                                             $34.48, for every 20 shares of RMC
                                             common stock you hold you will
                                             receive one share of IDACORP common
                                             stock. If the average trading price
                                             of IDACORP common stock decreases,
                                             you will receive more shares of
                                             IDACORP common stock. If the
                                             average trading price of IDACORP
                                             common stock increases, you will
                                             receive fewer shares.


Q.  How do I participate in this
    exchange offer?..................... A.  In order to participate in this exchange offer, you must validly
                                             offer to IDACORP the number of
                                             shares of RMC common stock which
                                             you wish to tender to IDACORP, and
                                             must not withdraw such shares, by
                                             midnight, Boise, Idaho time, on   ,
                                             2001, the scheduled expiration date
                                             of this exchange offer unless
                                             otherwise extended.


                                             In order for you to validly tender
                                             shares of RMC common stock, you
                                             must send a properly completed and
                                             signed letter of transmittal, or
                                             manually signed facsimile thereof,
                                             with any required signature
                                             guarantees, certificates for your
                                             RMC shares, and any other required
                                             documents to IDACORP. We must
                                             receive these materials prior to
                                             the expiration date. For more
                                             information, please see "The
                                             Exchange Offer -- Procedure for
                                             Offering RMC Shares" on page 17.


Q.  Would I have to turn in my
    current stock certificates?......... A.  Yes. If you choose to participate in this exchange offer, you must
                                             turn in your RMC common stock
                                             certificates to us. We are acting
                                             as our own exchange agent in
                                             connection with
                                             this exchange offer. We will issue
                                             new certificates representing
                                             shares of IDACORP common stock in
                                             exchange for RMC certificates. We
                                             will pay for fractional shares of
                                             IDACORP common stock in cash. For
                                             more information, please see "The
                                             Exchange Offer - - Procedure for
                                             Offering RMC shares" on page 17.


Q.  When and how can I withdraw
    tendered shares?.................... A.  You may withdraw any shares you have tendered at any time prior to
                                             the expiration date as it may be
                                             extended, and, unless we have
                                             accepted and paid for these shares,
                                             you may also withdraw any shares
                                             you have tendered at any time on or
                                             after   , 2001.


                                             For a withdrawal to become
                                             effective, we must receive a
                                             written or facsimile transmission
                                             notice of withdrawal by the
                                             specified time. In a notice of
                                             withdrawal you must specify your
                                             name, the number of shares to be
                                             withdrawn and the name in which the
                                             certificates are registered, if
                                             different from your name. If you
                                             have delivered certificates for
                                             shares to be withdrawn to us, you
                                             must also indicate the serial
                                             numbers shown on the particular
                                             certificates evidencing the shares
                                             to be withdrawn.


Q.  May IDACORP elect, or be
    required, to extend the duration
    of this exchange offer?............. A.  Yes. We may extend the length of this exchange offer and establish a
                                             new termination date. However,
                                             there can be no guarantee that we
                                             will choose to do so. We may also
                                             be required to extend the offer if
                                             there is a material change in the
                                             information contained in this
                                             document. If we extend this
                                             exchange offer, we will make a
                                             public announcement and notify you
                                             by certified mail. For more
                                             information, please see "The
                                             Exchange Offer -- Terms of the
                                             Exchange Offer" on page 16.


Q.  Has RMC's Board of Directors
    recommended that RMC's
    stockholders participate in the
    exchange offer?..................... A.  Yes. RMC's board of directors has determined that the terms of this
                                             exchange offer are fair and in the
                                             best interests of the RMC
                                             shareholders to whom this exchange
                                             offer is made. As a result of the
                                             acquisition agreement between
                                             IDACORP and RMC, two of RMC's three
                                             directors resigned from the RMC
                                             board of directors and IDACORP
                                             named five new
                                             directors, who are all employees of
                                             IDACORP. For more information,
                                             please see "The Exchange Offer --
                                             Exchange Offer as Part of the
                                             Acquisition of RMC" on page 15. The
                                             recommendation of RMC's board of
                                             directors is attached to this
                                             prospectus as Annex C.




Q.  How will the exchange offer
    affect my ownership of RMC
    common stock?....................... A.  If you choose to participate in this exchange offer, and offer your
                                             shares of RMC common stock for
                                             exchange, you will receive shares
                                             of IDACORP common stock and you
                                             will thereafter have an ownership
                                             interest in IDACORP. For more
                                             information, please see "The
                                             Exchange Offer --Consideration in
                                             the Exchange Offer for Offered
                                             Shares" on page 16. If you offer to
                                             exchange all of your shares of RMC
                                             common stock under this exchange
                                             offer, you will no longer have any
                                             direct ownership interest in RMC,
                                             but will instead hold only an
                                             ownership interest in IDACORP. As a
                                             result, you will have no direct
                                             participation in any future growth
                                             of the value of RMC. Our common
                                             stock trades on the New York Stock
                                             Exchange and the Pacific Exchange
                                             under the symbol "IDA".

                                             Any shares of RMC common stock
                                             which you do not exchange will
                                             remain outstanding for the
                                             foreseeable future. These shares
                                             will retain any restrictions on
                                             transfer that they currently have.
                                             RMC common stock is not listed on
                                             any securities exchange nor is it
                                             registered under the Securities Act
                                             of 1934. These shares of RMC common
                                             stock may be entitled to assert
                                             dissenters' rights in connection
                                             with certain future RMC
                                             transactions.


Q.  How will this exchange offer
    affect stock dividends?............. A.  RMC does not pay any dividends on its common stock. IDACORP currently
                                             pays dividends at the rate of
                                             $0.465 per quarter.  Future
                                             dividends will depend on earnings,
                                             cash requirements of IDACORP and
                                             other factors and are subject to
                                             declaration at the discretion of
                                             the Board of Directors.


Q.  What will RMC be called after this
    exchange offer?..................... A.  RMC will continue to exist as RMC
                                             Holdings, Inc., an indirect
                                             subsidiary of IDACORP, for the
                                             foreseeable future following this
                                             exchange offer.


Q.  Who would manage RMC after this
    exchange offer?..................... A.  Neither RMC nor IDACORP currently expects any change in the
                                             management of RMC or IDACORP as a
                                             result of this exchange offer. For
                                             more information, please see "The

                                             Exchange Offer -- Exchange Offer as
                                             Part of the Acquisition of RMC" on
                                             page 15.


Q.  Where can I find more information
    about IDACORP?...................... A.  You can find more information about
                                             IDACORP from various sources
                                             described under "Where You Can Find
                                             More Information" on page 35.

                                     Summary

     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand this exchange offer fully and for a more complete description of the legal terms of this exchange offer, you should read carefully this entire prospectus, the registration statement, and the documents to which we have referred you. See "Where You Can Find More Information" on page 35 of this prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies

IDACORP, Inc. (see page 14)
1221 W. Idaho Street
Boise, Idaho  83702-5627
Tel: (208) 388-2200

     We are a successor registrant to, and a holding company owning all of the outstanding common shares of, Idaho Power Company. Idaho Power is an electric public utility incorporated under the laws of the state of Idaho in 1989 as successor to a Maine corporation organized in 1915. Idaho Power is engaged in the generation, purchase, transmission, distribution and sale of electric energy in an approximately 20,000-square-mile area in southern Idaho, eastern Oregon and northern Nevada, with an estimated population of 814,000. Idaho Power holds franchises in approximately 72 cities in Idaho and 10 cities in Oregon and holds certificates from the respective public utility regulatory authorities to serve all or a portion of 28 counties in Idaho, three counties in Oregon and one county in Nevada. Idaho Power owns and operates 17 hydroelectric power plants and shares ownership in three coal-fired generating plants. Idaho Power relies heavily on hydroelectric power for its generating needs and is one of the nation's few investor-owned utilities with a predominantly hydro base.

     IDACORP also owns all of the outstanding securities of one of the former non-utility subsidiaries of Idaho Power, Ida-West Energy Company. Ida-West was formed in 1989 as an independent power producer and currently holds investments in 12 operating hydroelectric plants with a total generating capacity of approximately 72 megawatts. A subsidiary of Ida-West operates and maintains ten of these plants. Ida-West owns a 50% interest in five hydroelectric projects in Idaho with a total generating capacity of 33.4 megawatts.

RMC Holdings, Inc.  (see page 15)
150 Federal Way, 4th Floor
Boise, Idaho  83705
Tel: (208) 336-9200

     RMC, an Idaho corporation, is a national internet service provider, offering traditional and high-speed Internet access services in both residential and business markets. RMC is developing its high-speed Velocitus broadband wireless internet service for business applications and is marketing this service to businesses across the western United States. The service is currently available in Boise and Pocatello, Idaho, and Spokane, Washington, and is planned to be expanded to 70 cities within the next two years.

The Exchange Offer (see page 15)


     We are offering to exchange with certain shareholders of RMC up to 3,594,108 shares of RMC common stock, par value $0.0001 per share, for shares of our common stock, without par value, in accordance with the terms and conditions contained in this prospectus. This exchange offer constitutes the third step of a series of transactions whereby IDACORP will acquire more than 80% of the issued and outstanding shares of common stock of RMC. This exchange offer applies to all shareholders of record of RMC, other than IDACORP and those excluded shareholders whose names are listed on Annex A to Annex B to this prospectus. We currently hold 12,657,453.49 shares of RMC common stock, comprising approximately 66% of all outstanding RMC common stock.

     For each RMC share of common stock, we are offering IDACORP common stock equal to:

     (i) $1.7242 divided by

     (ii) the average of the high and low sales price of IDACORP common stock, as reported on the New York Stock Exchange Composite Transactions reporting system as published in The Wall Street Journal or, if not published
     therein, in another authoritative source, between   , 2001 and   , 2001,
     multiplied by

     (iii) one share of IDACORP common stock.

     For any fractional share of IDACORP common stock due to you, you will receive a cash payment by check equal to (a) the fraction of IDACORP common stock resulting from the calculation above multiplied by (b) the closing price per share of IDACORP common stock, as reported on the New York Stock Exchange Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source, on the date on which this exchange offer closes. This exchange values your RMC common stock at $1.7424 per share.

     This exchange offer will commence on          , 2001, and will terminate at
midnight, Boise, Idaho time, on              , 2001. In order to participate in
this exchange offer, we must receive your response within this time frame.

     If you exchange the maximum number of shares subject to this offer, we will own 84.73% of the RMC common stock. If you exchange fewer than 3,524,424 shares, we are required by the terms of an agreement with the excluded shareholders to purchase additional shares from them so that the total number of shares that we purchase in the exchange offer plus the additional shares equals 3,524,424 shares, resulting in an 84.37% ownership interest in RMC. The excluded shareholders hold a total of 2,927,946 shares of RMC common stock. So as long as you tender at least 596,478 shares of RMC common stock we will attain a 84.37% ownership interest. If you do not exchange at least 596,478 shares in the exchange offer, we must buy all shares held by the excluded shareholders. If you do not exchange any shares in the exchange offer, we would have an 81.26% ownership interest in RMC as a result of our purchase of all shares held by the excluded shareholders.


     If you choose to exchange any or all of your shares of RMC common stock
under this exchange offer, then as soon as practicable after   , 2001, you
should follow the instructions on the accompanying letter of transmittal, which requires you to, among other things, send your share certificates to us. We are acting as the exchange agent in connection with this exchange offer. We will then send certificates representing the number of shares of our common stock to which you are entitled, or cash in lieu of fractional shares, to the address you specify in the letter of transmittal. Complete information about how you should participate in this exchange offer is included in the letter of transmittal and this prospectus. For more information, please see "The Exchange Offer -- Letter of Transmittal" on page 18.


     We may extend the exchange offer at any time in our sole discretion.

Certain Conditions of the Exchange Offer (see page 20)

     This exchange offer is not conditioned on the tender of a minimum number of shares nor is it conditioned on our ability to pay for the tendered shares because we already own the IDACORP common stock that we will exchange for the tendered RMC common stock. It is subject to the requirement that the key shareholders agreement attached as Annex B to this prospectus and the purchase and sale agreement between RMC and the key shareholders attached as Annex E to this prospectus remain in full force and effect and that no regulatory or other governmental authority purports, seeks or threatens to prohibit or restrict the exchange offer or impose material adverse terms on the exchange offer.


Reasons for the Exchange Offer (see page 22)

     We are undertaking this exchange offer and related transactions in an attempt to further our entry into non-utility-based services and products. The acquisition of RMC, a national internet company, accords with our business strategy of providing essential services to residential and business customers. We believe that RMC has good growth potential, and that we can operate RMC in such a way as to maximize this growth. We also believe that the pairing of the technical resources and experience of RMC with our financial success and strength will allow both companies to enter markets for internet service that neither could enter separately.


No Consents or Authorizations (see page 22)

     Under the Idaho Business Corporation Act, shareholders of RMC and IDACORP are not required to vote in connection with this exchange offer. No additional consents or authorizations are required of either party to complete this exchange offer.

Federal Income Tax Consequences (see page 22)


     RMC's tax advisor, Deloitte & Touche, LLP, is of the opinion that this exchange of RMC common stock for IDACORP common stock will, more likely than not, be considered to be a tax-free reorganization under the Internal Revenue Code. RMC has delivered to IDACORP an opinion from RMC's tax advisor to this effect subject to certain qualifications. For a copy of the opinion, please see Annex D to this prospectus. If the transaction is treated in this manner, you will not recognize any gain or loss from the exchange of your shares of RMC common stock for IDACORP shares, except to the extent that you receive cash in lieu of a fractional share. For capital gains purposes, the tax basis and holding period of the IDACORP common stock you receive will be the same as that of your RMC shares. In view of the individual nature of tax consequences, you should consult your own tax advisor as to the specific consequences of the exchange offer.


Rights of Dissenting Shareholders (see page 24)

     There are no dissenters' rights that arise as a result of this exchange offer. Your choice as a shareholder of RMC common stock is either to participate in this exchange offer and exchange some or all of your RMC common stock for IDACORP common stock, or not to participate in this exchange offer and thus retain your RMC common stock.

Comparative Rights of IDACORP Shareholders and RMC Shareholders (see page 26)

     If you tender your shares, you will receive IDACORP common stock subject to the rights and restrictions contained in IDACORP's articles of incorporation, as amended, and bylaws. Both RMC and IDACORP are subject to the provisions of the Idaho Business Corporation Act. For a comparison of the shareholder rights of IDACORP and RMC, please refer to "Comparative Rights of IDACORP Shareholders and RMC Shareholders" on page 26.

IDACORP Per Share Market Price Information

     Our common stock, without par value, trades on the New York Stock and Pacific Exchanges under the symbol "IDA." As of December 31, 2000, there were 21,886 holders of record, and the year-end stock price was $49.06 per share.

     The outstanding shares of Idaho Power Company common stock, $2.50 par value, are held by IDACORP and are not traded. We became the holding company of Idaho Power Company on October 1, 1998.


     The following table shows the reported high and low sales price and dividends paid for the years 1999 and 2000 and the first quarter in 2001, as reported by The Wall Street Journal as composite tape transactions.

                                                  IDACORP COMMON STOCK
CALENDAR QUARTERS                      HIGH                 LOW        DIVIDENDS
                                                                       PAID
--------------------------------------------------------------------------------
                                                     (DOLLARS PER SHARE)
1999

   First Quarter.............         $36.50              $29.25          $0.465

   Second Quarter............         $33.63              $29.50          $0.465

   Third Quarter.............         $32.00              $29.19          $0.465

   Fourth Quarter............         $31.25              $26.00          $0.465

2000

   First Quarter.............         $53.00              $25.94          $0.465

   Second Quarter............         $37.00              $31.00          $0.465

   Third Quarter.............         $48.69              $32.38          $0.465

   Fourth Quarter............         $51.81              $43.38          $0.465


2001

   First Quarter.............         $49.38              $33.80          $0.465



Selected Historical Financial Information

Summary of Operations (Thousands of Dollars except for the per share amounts) of IDACORP



                                           Three
                                          months
                                           ended
                                         March 31,
                                            2001                      For the years ended December 31,
                                            ----                      --------------------------------
                                                      2000           1999          1998            1997           1996
                                                      ----           ----          ----            ----           ----
Operating revenues.............         $288,245     $1,019,353      $ 731,152     $ 795,087        $627,724      $ 598,065

Income from operations.........           67,837        261,663        199,050       193,423         191,746        193,768

Net income.....................           34,770        139,883         91,349        89,176          87,098         83,155

Earnings per average share
outstanding (basic and diluted)             0.93           3.72           2.43          2.37            2.32           2.21

Dividends declared per share...            0.465           1.86           1.86          1.86            1.86           1.86

                                     At March 31,                                 At December 31,
Total long-term debt*..........          905,024        864,114        821,558       815,937         746,142        769,810

Total assets...................        4,001,399      4,039,706      2,640,371     2,456,819       2,451,816      2,328,738
*Excludes amount due within one year.

Per Share Information

     The following table summarizes per share information for IDACORP. The book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. You should read the information below in conjunction with the audited consolidated financial statements and accompanying notes that are incorporated by reference in this prospectus.


                                                         IDACORP


December 31, 2000
Book Value per Share                                      $21.85
Cash Dividends Declared per Share                         $1.86
Income per Share from Continuing Operations               $3.72


                                  ------------



     The following table lists closing prices of IDACORP common stock on July 31, 2000, the last trading day before IDACORP announced its proposed offer, and
on       , 2001, the trading day just prior to the date of this prospectus.


                                            IDACORP Common Stock Closing Price
July 31, 2000                                            $37.125
       , 2001                                            $


                                  ------------



     This exchange offer is subject to certain important terms, conditions and limitations. You should read this entire document in order to understand your rights and obligations and the complete terms, conditions and limitations on this exchange offer.

                          Corporate Organization Chart

                                  (Abbreviated)


[GRAPHIC OMITTED]

                                  Risk Factors

     In deciding whether to tender your RMC shares of common stock pursuant to this exchange offer, you should carefully consider the following risk factors, together with the information contained in this prospectus and the documents referred to herein. You should also be aware that the risks described below may not be the only risks relevant to your determination. Instead, these are the risks that we believe most material to your decision.

Transactional Risks

     We may not achieve the benefits we expect from the acquisition of RMC. This may have an adverse effect on our overall business, financial and operating results.

     We decided to pursue the acquisition of RMC with the expectation that the acquisition will result in benefits to our overall company arising out of adding RMC's operations to our existing operations. To realize any benefits from the acquisition of RMC, we will face the following post-exchange offer challenges:

     o    increasing the competitiveness of RMC's operations;

     o    implementing tax and cost savings;

     o retaining and assimilating the management and employees of RMC with our management and employees;

     o    retaining RMC's customers, suppliers and strategic partners;

     o    achieving full utilization of RMC's assets and resources;

     o developing and maintaining uniform standards, controls, procedures, policies and information systems; and

     o responding to any adverse changes in the economic, political or other conditions in the market in which RMC operates.

     If we do not successfully address these and other challenges, we may not realize the expected benefits of the acquisition of RMC and, as a result, our operating results and the market price of our common stock may be adversely affected. Further, we cannot assure you that our growth rate following the acquisition and the integration of RMC's operations with our existing operations will equal the historical growth rates we have experienced.


     Because we own approximately 66% of the outstanding RMC common stock and have appointed a majority of the board of directors, we can make decisions for RMC without your approval.

     No shareholder approval other than our own would be necessary to effect a merger or other extraordinary transaction involving RMC. Although we have no current plans to do so, we may in the future effect a merger with RMC under Idaho law which would enable us to acquire 100% of the outstanding RMC common stock. Under Idaho law, if we were to effect a merger, any RMC shareholder would have the right to dissent from the merger and obtain payment of fair value for his shares of RMC common stock.

     You may receive less than $1.7242 per share of RMC common stock because the price of IDACORP stock may decrease after the valuation period.

     The IDACORP stock that you receive in exchange for your shares of RMC common stock may be worth less than $1.7242 when you tender such shares. This is because the market price of IDACORP shares on the date you actually receive the IDACORP shares may be less than the average of the high and low selling prices over the measurement period.

     The Internal Revenue Service may not agree with the characterization of the transaction as a tax-free reorganization and you may owe taxes.

     The issuance of a tax opinion by Deloitte & Touche LLP does not guarantee that the Internal Revenue Service will agree with the characterization of the transaction as a tax-free reorganization. The more likely than not opinion reflects uncertainties in the tax treatment of the exchange as discussed more fully in "Federal Income Tax Consequences". A successful challenge by the Internal Revenue Service to the tax-free status of the reorganization would result in characterization of the transaction as a taxable sale by the RMC shareholders of their RMC common stock in exchange for shares of IDACORP common stock. In this event, each exchanging RMC shareholder would recognize gain or loss, measured by the difference between the fair market value on the date of the exchange of the IDACORP common stock and the shareholder's tax basis in the RMC common stock surrendered in exchange therefor. The gain or loss would be capital gain or loss, provided that the shareholder held the RMC stock as a capital asset on the date of the exchange; otherwise, the gain or loss would be ordinary gain or loss. In this situation, the shareholder's tax basis in the IDACORP common stock would be equal to its fair market value on the exchange date, and the shareholder's holding period in the IDACORP common stock would begin on the exchange date.


Operational Risks


     Reduced hydroelectric generation and the increase in the price of wholesale power we buy from the western United States electricity markets have significantly increased our operating costs.

     Idaho Power's utility operations are being affected by the electricity market and generation conditions in the western United States. The tremendous increase in prices for purchased power result from the volatile western United States electricity markets. Purchased power volumes have increased because poor hydroelectric generating conditions have reduced hydrogeneration. The current mountain snowpack above Brownlee Reservoir, the main storage pool for Idaho Power's Hells Canyon hydro facilities, was at 32% of normal in May 2001. This indicates that Idaho Power's hydroelectric generation could be appreciably diminished in 2001.

     The California Power Exchange and the California Independent System Operator have not paid us for power we have sold to them.

     With regard to our non-utility energy trading in the state of California, Idaho Power in January 1999 entered into a participation agreement with the California Power Exchange, a California non-profit public benefit corporation. The California Power Exchange operates a wholesale electricity market in California by acting as a clearinghouse through which electricity is bought and sold. Pursuant to the participation agreement, Idaho Power could sell power to the California Power Exchange under the terms and conditions of the California Power Exchange tariff. Under the participation agreement, if a participant in the California Power exchange defaults on a payment to the exchange, the other participants are required to pay their allocated share of the default amount to the exchange. The allocated shares are based upon the level of trading activity, which includes both power sales and purchases, of each participant during the preceding 3-month period.

     On January 18, 2001, the California Power Exchange sent us an invoice for $2.2 million - a "default share invoice" - as a result of an alleged Southern California Edison payment default of $214.5 million for power purchases. We made this payment. On January 24, 2001, we terminated the participation agreement. On February 8, 2001, the California Power Exchange sent a further invoice for $5.2 million, due February 20, 2001, as a result of alleged payment defaults by Southern California Edison, Pacific Gas and Electric Company, and others. However, because the California Power Exchange owed us $11.3 million for power sold to the California Power Exchange in November and December 2000, we did not pay the February 8 invoice.

     We believe the default invoices were not proper and that we owe no further amounts to the California Power Exchange. We intend to pursue all available remedies in our efforts to collect amounts owed to us by the California Power Exchange.

     On February 20, we filed a petition with the Federal Energy Regulatory Commission to intervene in a proceeding which requests the Federal Energy Regulatory Commission to suspend the use of the California Power Exchange charge back methodology and provides for further oversight in the implementation of the California Power Exchange's implementation of its default mitigation procedures.


     A preliminary injunction has been granted by a federal judge in the Federal District Court for the Central District of California enjoining the California Power Exchange from declaring any California Power Exchange participant in default under the terms of the California Power Exchange tariff. On March 9, 2001, the California Power Exchange filed for Chapter 11 protection with the U.S. Bankruptcy Court, Central District of California.

     In April 2001, Pacific Gas and Electric filed for bankruptcy. The California Power Exchange and the California Independent System Operator were also creditors of Pacific Gas and Electric Company. To the extent that Pacific Gas and Electric Company's bankruptcy filing affects the collectibility of our receivables from the California Power Exchange and the California Independent System Operator, our receivables from these entities are at greater risk.

     We have retained California counsel to represent the Company's interests in the ongoing California Power Exchange and Pacific Gas and Electric bankruptcies and discontinued energy trading with California entities in December 2000.

     At March 31, 2001, the California Power Exchange and the California Independent System Operator owe $29 million and $13 million respectively for energy sales we made to them in November and December 2000. We have accrued a reserve of $44 million against these receivable balances as well as against the $7 million of receivables from other less-than-investment grade entities.

     These reserves were calculated taking into account the continued deterioration of the California energy markets and, for the less-than-investment-grade receivables, by using a model that estimates the probability of default and the estimated recovery amounts of such receivables.

     Based on the reserves that we have recorded as of March 31, 2001, we believe that the future collectibility of these receivables would not have a significant adverse impact on operations or liquidity.

                   Special Note on Forward-Looking Information

     This document and the documents incorporated by reference in this document contain forward-looking statements that involve risks and uncertainties. We use words such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "project," "estimate," "will," "may," "should," "future," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements.

     Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the section of this prospectus entitled "Risk Factors".

     You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information different from the information contained or incorporated by reference in this document. We are offering to sell, and seeking offers to buy, the securities offered by this document only in jurisdictions where offers and sales are permitted under the laws of those jurisdictions. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery or of any sale of the securities offered by this document.

                                  The Companies

IDACORP, Inc.

     We are a holding company incorporated in 1998 under the laws of the state of Idaho. Our principal subsidiary is Idaho Power, an electric public utility that represents over 90 percent of IDACORP's total assets and substantially all of its operating revenues. In addition to Idaho Power and RMC, our other subsidiaries include Ida-West, an independent power project management and development company, IDACORP Energy Solutions, LP, a marketer of energy commodities, IDACORP Technologies, Inc., a developer of integrated fuel cell systems, IDACORP Financial Services, an affordable housing and real estate investment company, IDACOMM, a provider of telecommunications services, and IDACORP Services, a provider of energy related products and services. We sold another subsidiary, the Applied Power Company, in January 2001. As of December 31, 2000, we had 2,044 full-time employees.

     Idaho Power was incorporated under the laws of the state of Idaho in 1989 as successor to a Maine corporation organized in 1915. Idaho Power is engaged in the generation, purchase, transmission, distribution and sale of electric energy in an approximate 20,000-square-mile area in southern Idaho, eastern Oregon and northern Nevada, with an estimated population of 814,000. Idaho Power holds franchises in approximately 72 cities in Idaho and ten cities in Oregon, and holds certificates from the respective public utility regulatory authorities to serve all or a portion of 28 counties in Idaho, three counties in Oregon and one county in Nevada. Through its interconnections with the Bonneville Power Administration and other utilities, Idaho Power has access to all the major electric systems in the western United States. Idaho Power's principal commercial and industrial customers are involved in elemental phosphorus production, food processing, phosphate fertilizer production, electronics and general manufacturing, lumber, beet sugar refining, and the skiing industry. As of December 31, 2000, Idaho Power supplied electric energy to 390,000 general business customers and had 1,713 full-time employees.

     Idaho Power owns and operates 17 hydroelectric power plants and shares ownership in three coal-fired generating plants. Idaho Power relies heavily on hydroelectric power for its generating needs and is one of the nation's few investor-owned utilities with a predominantly hydro base. Idaho Power has participated in the development of thermal generation in Wyoming, Oregon and Nevada using low-sulfur coal from Wyoming and Utah. With a predominantly hydroelectric base and low-cost coal-fired plants, Idaho Power has historically been one of the lowest cost producers of electric energy among the nation's investor-owned utilities.

     Idaho Power's operations, like those of other utilities in the Northwest, can be significantly affected by changing weather, precipitation and stream flow conditions. In 1993 a power cost adjustment mechanism was implemented in Idaho Power's Idaho jurisdiction. With the implementation of the mechanism, which incorporates a major portion of the operating expenses with the largest variation potential, net power supply costs, Idaho Power's operating results have become more dependent upon general regulatory, economic, temperature and competitive conditions and less on precipitation and stream flow conditions. Variations in energy usage by ultimate customers occur from year to year, from season to season and from month to month within a season, primarily as a result of weather conditions.

     Approximately 95% of our general business revenue and sales come from customers in the state of Idaho. For the year ended December 31, 2000, total revenues from residential customers accounted for 40% of total general business revenues. Commercial customers with less than a 1,000 kilowatt demand accounted for 23%, industrial customers with a 1,000 kilowatt demand or more accounted for 24%, and irrigation customers accounted for 13%.

     We incorporate information about IDACORP's officers and directors by reference to IDACORP's Annual Report on Form 10-K for the year ended December 31, 2000 and by reference to IDACORP's proxy statement, filed in connection with the annual meeting of shareholders held on May 17, 2001.

RMC Holdings, Inc.

     Founded in 1992, RMC is a national Internet service provider, offering traditional and high-speed Internet access services in both residential and business markets. RMC serves more than 30,000 subscribers, primarily in the western United States. Current product offerings include traditional dial up Internet access for both residential and business customers, ADSL Internet access at speeds of up to four megabytes, high speed leased lines and frame relay, Voice Over IP for Internet long distance services, wireless Internet access, prepaid services and public access services. RMC also provides The Internet BOSS(TM), a Virtual Internet Provider Service business, which allows corporations and organizations nationwide the ability to create an Internet service provider in a matter of weeks. RMC is developing its high-speed Velocitus broadband wireless Internet service for business applications and is marketing this service to businesses across the western United States. The service is currently available in Boise and Pocatello, Idaho, and Spokane, Washington, and is planned to be expanded to 70 cities within the next two years.

     RMC presently employs more than 100 people at its Boise, Idaho headquarters and satellite locations. RMC is on the World Wide Web at
www.rmci.net, www.velocitus.net, www.theinternetboss.com and
www.1callingcard.net. As of      , 2001, there were 19,179,507 shares of RMC
common stock outstanding.



                               The Exchange Offer

Exchange Offer as Part of the Acquisition of RMC

     We are making this exchange offer to you as one of the steps involved in our efforts to obtain a greater than 80% controlling interest in RMC. On August 1, 2000, we entered into an acquisition agreement with RMC which, as amended on October 10, 2000, sets forth the terms of our proposed acquisition of a greater than 80% controlling interest in RMC. The acquisition agreement is incorporated by reference into this prospectus and is attached as Annex A to this prospectus.

     In the first step of the acquisition, on August 9, 2000, RMC issued, and we purchased in return for a note, 9,610,000 shares of RMC common stock. The purchase price per share was $1.7242, for a total purchase price of $16,569,562. After the completion of this first step, we held an approximately 50.10% interest in RMC. Additionally, we expanded the size of the board of directors of RMC from three directorships to six directorships. Thereafter, Shane Jimenez and Patti E. Lukes resigned from the RMC board of directors with Michael A. Lukes remaining, and IDACORP named five new directors to the board of directors of RMC, adding Jan B. Packwood, Richard Riazzi, J. LaMont Keen, Jim C. Miller and Michael M. Feiler. Mr. Lukes has participated as a director of RMC in the transactions subsequent to this first step.


     Next, we entered into a key shareholders agreement with RMC and certain named individuals who are both shareholders and employees of RMC. The key shareholders agreement, as amended on October 10, 2000, is attached as Annex B to this prospectus. The names of the shareholders who are a party to that agreement, and who are therefore excluded from participating in this exchange offer, can be found on Annex A thereto. Mr. Lukes, a director of RMC, is a party to this key shareholders agreement. This key shareholders agreement provided for the transfer to IDACORP by these shareholders of, initially, 51% of the RMC common stock held by each of them, in exchange for IDACORP common stock. For each share of RMC common stock transferred to us, the shareholder transferring that share received 0.0507 shares of IDACORP common stock, at a valuation at the time the calculation was made of $1.7242 per share. We may, in the future, acquire additional RMC common stock from these shareholders, as described in the next paragraph. At the completion of this second step, which occurred on November 6, 2000, we had acquired approximately 51% of the RMC common stock held by these shareholders, and we held at such time, and currently hold, 12,657,453.49 shares of RMC common stock, comprising approximately 66% of all outstanding RMC common stock. The key shareholders currently hold a total of 2,927,946 shares of RMC common stock. The remaining 3,594,108 shares of RMC common stock which are outstanding are held by you and are the subject of this exchange offer.

     This exchange offer constitutes the third step of our acquisition of a controlling interest in RMC. Under this exchange offer, we are offering to exchange up to all of your shares of RMC common stock. Under this exchange offer, you may exchange any number of shares of RMC common stock which you currently hold, up to and including all such shares. If you exchange the maximum number of shares subject to this offer, we will own 84.73% of the RMC common stock. If you exchange fewer than 3,524,424 shares, we are required by the terms of an agreement with the excluded shareholders to purchase additional shares from them so that the total number of shares that we purchase in the exchange offer plus the additional shares equals 3,524,424 shares, resulting in an 84.37% ownership interest. The excluded shareholders held a total of 2,927,946 shares of RMC common stock. As long as you tender at least 596,478 shares of RMC common stock, we will attain an 84.37% ownership interest. If you do not exchange at least 596,478 shares in the exchange offer, we must buy all shares held by the excluded shareholders. If you do not exchange any shares in the exchange offer, we would have an 81.26% ownership interest in RMC as a result of our purchase of all shares held by the excluded shareholders.


Consideration in the Exchange Offer for Offered Shares


     We are seeking to buy up to 3,594,108 shares of RMC common stock in this exchange offer for aggregate consideration of up to $6,196,961. This aggregate consideration reflects a value of $1.7242 per share of RMC common stock. We will pay for your shares in IDACORP common stock, except that fractional shares of IDACORP common stock will be paid in cash.


     For each share of RMC common stock that you validly offer to us, we will pay you:

     o    $1.7242 divided by

     o the average of the high and low sales prices of IDACORP common stock, as reported on the New York Stock Exchange Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source, on each of the twenty consecutive trading days ending with the eleventh trading day immediately preceding the scheduled expiration date of this exchange offer, multiplied by

     o    one share of IDACORP common stock.

If the preceding calculation results in a fractional share of IDACORP common stock, we will pay you cash equal to (i) the fraction of IDACORP common stock resulting from the calculation above multiplied by (ii) the closing price per share of IDACORP common stock, as reported on the New York Stock Exchange Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source, on the date on which this exchange offer closes.

     We may withhold from any consideration we pay you in this exchange offer such amounts as we may be required to deduct and withhold for the payment of withholding taxes under any provision of federal, state, local or foreign tax laws.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions of this exchange offer, including the terms and conditions of any extensions or amendments, we will accept for payment and pay for up to 3,594,108 shares that you validly tender on or prior to the expiration date of this exchange offer and which you do not validly withdraw.


     We may extend this exchange offer at our option. If we materially change the terms of or information concerning the exchange offer, we will extend the exchange offer.


     Pursuant to the acquisition agreement, we may increase the consideration in this exchange offer and we may make any other changes in the terms and conditions of the exchange offer. However, unless previously approved by RMC in writing, we may not:

     o    decrease the exchange offer price;

     o    change the form of consideration payable in this exchange offer;

     o decrease the maximum number of shares sought pursuant to this exchange offer;

     o    add to or modify the conditions to this exchange offer; or

     o otherwise amend this exchange offer in any manner adverse to RMC's shareholders.


     If we extend, amend or terminate of this exchange offer, we will make a public announcement and notify you promptly as practicable in writing via certified mail to the address to which we sent the exchange offer. You may request that we send any notices to a different address.

     If the conditions indicated in the section captioned "Certain Conditions of Exchange Offer" on page 20 have not been met, we reserve the right, in our sole discretion, so long as shares of RMC common stock have not been accepted for exchange, to delay the acceptance of any shares of RMC common stock or to terminate the exchange offer and not accept for exchange any shares of RMC common stock.

     If we extend the exchange offer, are delayed in accepting any shares of RMC common stock or are unable to accept for exchange any shares of RMC common stock under the exchange offer for any reason, then, without affecting our rights under the exchange offer, we may retain all shares of RMC common stock tendered, subject to our obligation to pay the consideration offered or return the shares of RMC common stock deposited promptly after the termination or withdrawal of the exchange offer. For more information on withdrawal, please see "- - Withdrawal Rights" on page 19. Under no circumstances will we pay interest on any consideration due you pursuant to this exchange offer.

     The period during which we will hold this exchange offer open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. We anticipate that we would hold the offer open for a minimum of ten business days following a change in price or a change in the percentage of securities sought.


     RMC has provided us with RMC's shareholder list, a non-objecting beneficial owners list, if any, and security position listings, if any, for the purpose of disseminating this exchange offer to holders of shares of RMC common stock. This exchange offer and the letter of transmittal and other relevant materials will be mailed to record holders of shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons, if any, whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares of RMC common stock.

Procedure for Offering RMC Shares

     For you to validly tender shares pursuant to this exchange offer, you must properly complete and sign the attached letter of transmittal, or a manually signed facsimile thereof, along with any required signature guarantees, certificates for your RMC shares and any other required documents and send these documents to us at the address set forth on the back cover of this exchange offer prior to the expiration date.

     You do not generally need a signature guarantee on the letter of transmittal if the letter of transmittal is signed by the registered holder of the shares tendered. However, if the holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" in the letter of transmittal, or if shares are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, a signature guarantee is required.

     In order to participate in this exchange offer, you must validly offer the number of shares of RMC common stock which you wish to transfer to IDACORP, and must not withdraw such shares, by midnight, Boise, Idaho time, on , 2001, the scheduled expiration date of this exchange offer. You may withdraw any shares of RMC common stock which you offer for exchange up to this date. If you withdraw any or all of the shares which you initially offer, you may re-offer a part or all of these shares, in addition to any other shares of RMC common stock which you wish to exchange, prior to the expiration of this exchange offer by following the same procedure you used to initially offer your shares for exchange. In addition, we may extend the length of this exchange offer and establish a new termination date. For more information, please see "-- Terms of the Exchange Offer" on page 16.


     You may elect the method of delivery of your shares of RMC common stock, the letter of transmittal and all other required documents to us, but you will bear the risk if we do not receive these items. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to us before the expiration date.

Letter of Transmittal

     Notwithstanding any other provision of this exchange offer, we will pay you for your shares of RMC common stock accepted for exchange only after we receive certificates for your shares and a properly completed and signed letter of transmittal or manually signed facsimile thereof.

     By executing the accompanying letter of transmittal, you irrevocably appoint designees of IDACORP as your true and lawful agent, in the manner set forth in the letter of transmittal, each with full power of substitution, to the full extent of your rights with respect to the shares tendered by you, and any and all other shares of RMC common stock or other securities or rights issued or issuable in respect of your shares of RMC common stock on or after the expiration date of this exchange offer, effective when, if and to the extent that we accept your shares for payment pursuant to this exchange offer. Upon acceptance for payment, all proxies you have given with respect to the shares so accepted or other securities or rights issued or issuable in respect of these shares will, without further action, be revoked, and you may give no subsequent proxies. The agent will, with respect to your shares, have the right to exercise all voting and other rights you may have as the agent in its sole discretion may deem proper in respect of any annual, special or adjourned meeting of RMC's shareholders, by consent in lieu of any such meeting or otherwise. In order for you to validly tender your RMC shares, we must be able to exercise full voting and other rights of these shares immediately after we accept your shares for payment.

     Our acceptance for payment of your RMC shares tendered pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of this exchange offer.

Guaranteed Delivery

     If you wish to offer shares of RMC common stock under this exchange offer and your certificates for these shares are not immediately available or time will not permit your certificates to reach us prior to the expiration date of the exchange offer, you may nevertheless tender and exchange your RMC shares for shares of our common stock, if you satisfy the following three conditions:

     o you must send, to the same address to which you would send your RMC common stock share certificates if they were available, as set forth in the attached letter of transmittal: (i) all items other than your RMC share certificates which you must complete and/or send to us under the terms of this exchange offer and the attached letter of transmittal and (ii) an affidavit, attesting to the fact that (I) you are the beneficial owner of the shares of RMC common stock, (II) your certificates for these RMC shares are not immediately available, or time will not permit the certificates to reach us prior to the expiration of this exchange offer, including an explanation of the reasons why, and (III) you are making all reasonable efforts to obtain your certificates and to send them to us in accordance with the instructions contained in this exchange offer and in the attached letter of transmittal;

     o you must deliver your certificates for your RMC shares to us within 15 days after the expiration date of this exchange offer in order to participate in this exchange offer. You will have no right to receive any shares of our common stock in exchange for RMC common stock offered in this exchange offer unless and until you have delivered to us your certificates representing your shares. If you do not or cannot deliver the certificates within this 15-day time period, then we will return all materials to you, and we will have no obligation to permit you to participate in this exchange offer; and

     o    you must satisfy all other conditions to this exchange offer.

Determination of Validity; Rejection of Shares; Defects

     We will determine, in our sole discretion, all questions as to the validity, form, eligibility, and acceptance for payment of any tendered shares of RMC common stock, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of any shares of RMC common stock that we determine are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. Subject to the terms of the acquisition agreement as attached to this prospectus as Annex A, we also reserve the absolute right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular shares of RMC common stock or any particular RMC shareholder, and our interpretation of the terms and conditions of this exchange offer, including those of the accompanying letter of transmittal and its instructions, will be final and binding. No tender of shares of RMC common stock will be deemed to have been validly made until all defects or irregularities have been cured or expressly waived. None of IDACORP or any other person will be obligated to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice.

Withdrawal Rights

     Tenders of shares made pursuant to this exchange offer will be irrevocable, except that you may withdraw any shares tendered at any time prior to the expiration date of this exchange offer, and, unless we have already accepted for payment and paid for your shares as provided herein, you may also withdraw your
shares at any time on or after      , 2001. For you to effectively withdraw your
tendered RMC shares, we must timely receive a written or facsimile transmission notice of withdrawal at our address as set forth on the back cover of this exchange offer. Any notice of withdrawal must specify your name, the number of shares you wish to withdraw, and the name in which the certificates representing such shares are registered, if different from your name. If certificates for the RMC shares you wish to withdraw have been delivered or otherwise identified to us, you must also furnish to us the serial numbers shown on the particular certificates evidencing the shares you wish to withdraw prior to the physical release of these shares.


     If we extend this exchange offer, are delayed in our acceptance for payment of or payment for shares, or are unable to accept or pay for shares for any reason, then, without prejudice to our rights under this exchange offer, we may retain tendered shares and you may not withdraw such shares except as otherwise provided in this document, subject to our obligation to make prompt payment or to return the tendered securities promptly after the termination or withdrawal of the exchange offer.


     You may not rescind a withdrawal of your tendered shares, and any shares properly withdrawn will from then on be deemed not validly tendered for purposes of this exchange offer. However, you may re-tender withdrawn shares at any time prior to the expiration date of this exchange offer by following the procedures described in "-Procedure for Offering RMC Shares" on page 17.

     We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt of notice of withdrawal, and our determination will be final and binding. Neither we nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of us incur any liability for failure to give any such notice.

Acceptance for Payment and Payment of Exchange Offer Consideration

     Upon the terms and subject to the conditions of this exchange offer, including if we extend or amend this exchange offer and the terms and conditions of any extension or amendment, we will accept for payment and pay for up to 3,594,108 shares of RMC common stock validly tendered prior to the expiration of this exchange offer and not properly withdrawn as soon as practicable after the expiration date. We will have sole discretion in determining whether these terms and conditions have been satisfied. Our determination will be final and binding on all tendering shareholders. For more information, please see "--Determination of Validity; Rejection of Shares; Defects" on page 19. We expressly reserve the right to delay acceptance for payment of, or payment for, shares in order to comply in whole or in part with any applicable law. If we desire to delay payment for shares exchanged pursuant to this exchange offer, and this delay would otherwise contravene Rule 14e-1(c) of the Exchange Act, we will extend this exchange offer so as not to contravene this rule. In all cases, we will only make payment for shares accepted for payment under this exchange offer after we receive in a timely manner certificates for shares and a properly completed and signed letter of transmittal or manually signed facsimile thereof.

     For purposes of this exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, validly tendered shares which are not withdrawn as of the expiration date of this exchange offer. Upon the terms and subject to the conditions of this exchange offer, we will make payment for shares so accepted for payment by mailing to the tendering shareholders certificates of our common stock in the amounts due to each of them in accordance with the terms of this exchange offer. We will make any payments in cash due to a shareholder for fractional shares of our common stock at that same time by mailing to the shareholder a check, payable to the shareholder. We may retain the amounts of any applicable backup withholding taxes.

     If for any reason we are delayed in accepting for payment of, or making payment for, any shares tendered under this exchange offer or we are unable to accept for payment or pay for tendered shares, then, without prejudice to any of our rights under this exchange offer, we may, nevertheless retain tendered shares, and you may not withdraw such shares except to the extent that you are entitled to withdrawal rights as described in "- - Withdrawal Rights" on page 19.

     In no circumstances will we pay interest on any consideration payable under this exchange offer by reason of any delay in making payment.

     If, prior to the expiration date of this exchange offer, we increase the consideration offered for tendered shares, we will pay such increased consideration for all shares accepted for payment under this exchange offer, whether or not such shares have been tendered or accepted for payment prior to the increase in the consideration.

Certain Conditions of the Exchange Offer


     Notwithstanding any other provision of this exchange offer, our obligation to accept for payment, and pay for, any shares tendered pursuant to this exchange offer is subject to the satisfaction or waiver of the following conditions:

     o the purchase and sale agreement, attached as Annex E to this prospectus, must remain in full force and effect;

     o the key shareholders agreement, attached as Annex B to this prospectus, must remain in full force and effect; and


     o no statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated or enforced by any governmental, quasi-governmental, judicial, self-regulatory or regulatory agency or entity or subdivision thereof with jurisdiction over RMC or IDACORP or any of their subsidiaries or any of the transactions contemplated by the acquisition agreement that purports, seeks, or threatens to (i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any shares as contemplated by the acquisition agreement, or (ii) impose material adverse terms or conditions upon the purchase and sale of any shares as contemplated by the acquisition agreement.

Additional Requirements to Completion of the Exchange Offer

     In connection with this exchange offer, and before this exchange offer may be completed, we must fulfill certain additional requirements including:

     o    we must provide you with this exchange offer; and

     o we must comply with the securities laws of certain states of which shareholders of RMC are citizens, and which laws are applicable to us as a result of this exchange offer. These states are Idaho, Arizona, California, Colorado, Nevada, Oregon, Utah, Virginia, Hawaii, Washington and Pennsylvania.

Rights and Obligations

     This exchange offer is not an offer for all the outstanding shares of RMC common stock. This offer only extends to those shareholders of RMC other than IDACORP and those shareholders of RMC listed on Annex A to Annex B. For more information, please see "-- Exchange Offer as Part of the Acquisition of RMC" on page 15.

Exchange Agent

     You should send the letter of transmittal, certificates for shares of RMC common stock and any other required documents to IDACORP at the address provided on the back cover.

Certain Effects of Transfer


     Should you choose to participate in this exchange offer, and offer your shares of RMC common stock for exchange, you will receive shares of our common stock and cash in lieu of fractional shares, if any, in an amount as described in this exchange offer. If you offer to exchange all of your shares of RMC common stock under this exchange offer, you will no longer have any direct ownership interest in RMC, but will instead only hold an ownership interest in IDACORP. As a result, you will have no direct participation in any future growth of the value of RMC. We currently plan to hold RMC as an indirect subsidiary following this exchange offer. Our common stock trades on the New York Stock Exchange and the Pacific Exchange under the symbol "IDA."


     Any shares of RMC common stock which are not exchanged under this exchange offer will remain outstanding for the foreseeable future and will also retain any restrictions on transfer. In the event that certain transactions take place in the future, you may be entitled to assert dissenters' rights with respect to your shares of RMC common stock.

Accounting Treatment and Source of Funds


     We will account for the transactions described in this exchange offer as a purchase. As of April 30, 2001, 200,000 shares of our common stock have been purchased in the open market for possible exchange in this exchange offer, for a total price of $8,044,413. This repurchased stock represents approximately 0.5% of the outstanding shares of our common stock as of April 30, 2001. This IDACORP common stock was acquired during the period of September 18, 2000 through March 23, 2001, and we used cash on hand to purchase the stock. We did not use any borrowed funds to repurchase our common stock for this exchange offer.

Conditions to IDACORP Obtaining the Consideration

     As we currently own the IDACORP common stock we will transfer to you under this exchange offer, if you choose to participate in this exchange offer, there are no conditions precedent to our obtaining the consideration for the exchange offer.



                         Reasons for the Exchange Offer

     We have undertaken this exchange offer and the related transactions set forth in the acquisition agreement in connection with our acquisition of RMC in an attempt to further our entry into non-utility-based services and products. The acquisition of RMC, a regional internet company, is in accordance with our business strategy of deriving a greater share of our income by providing essential services to residential and business customers. We believe that RMC has good growth potential, and that we can operate RMC in such a way as to maximize this growth. We believe that the pairing of the technical resources and experience of RMC with our financial success and strength will allow both companies to enter markets for internet service that neither could enter separately.

     This exchange offer is structured to assist us in obtaining control of at least 80% of the outstanding shares of RMC common stock (i) so as to be eligible to file a consolidated federal income tax return with RMC and (ii) so that the exchange of RMC common stock for IDACORP common stock by the RMC shareholders may be afforded tax-free treatment by the Internal Revenue Service.


     Although we have no current plans to do so, we may in the future effect a merger with RMC under Idaho law which would enable us to acquire 100% of the outstanding RMC common stock. Because even prior to this exchange offer we own a majority of the outstanding RMC common stock, no shareholder approval other than our own would be necessary to effect such a merger. Under Idaho law, if we were to effect a merger, any RMC shareholder would have the right to dissent from the merger and obtain payment of fair value for shares of RMC common stock.


                          No Consents or Authorizations

     Under the Idaho Business Corporation Act, no vote by the shareholders of either RMC or IDACORP is required in connection with this exchange offer. No additional consents or authorizations from either party are necessary for the consummation of this exchange offer.



                         Federal Income Tax Consequences

     The following are the material United States federal income tax considerations of the exchange of common stock of RMC for shares of common stock of IDACORP pursuant to the exchange offer. This discussion is based upon an opinion provided to RMC by Deloitte & Touche LLP, as attached to this prospectus as Annex D.

     Deloitte & Touche LLP are the independent auditors for IDACORP and Idaho Power Company. The fees paid or payable to Deloitte & Touche LLP for services rendered to IDACORP in 2000 are incorporated by reference to the proxy statement for the annual meeting held on May 17, 2001. Deloitte & Touche LLP has also been retained as independent auditors for RMC for the year ended December 31, 2000 but has not commenced such audit.


     The opinion states that the exchange of RMC common stock for IDACORP common stock will, more likely than not, be considered a tax-free reorganization under the Internal Revenue Code, subject to certain qualifications. The opinion relies upon currently existing provisions of the Internal Revenue Code, United States Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date of the opinion and all of which are subject to change, possibly on a retroactive basis. The "more likely than not" opinion reflects uncertainties in the tax treatment of the exchange. These uncertainties are caused by the strict tax rules for stock-for-stock exchanges and the absence of controlling legal authorities addressing certain factual aspects of IDACORP's multiple-step acquisition of RMC. The facts at issue include IDACORP's purchase of RMC stock from RMC for a note and the key shareholders' retention of RMC stock as described above. Neither this discussion nor the opinion of Deloitte & Touche LLP is binding on the Internal Revenue Service. Therefore, there is no assurance that the Internal Revenue Service will not take positions contrary to those taken in this discussion and in the underlying opinion, and no ruling from the Internal Revenue Service has been or will be sought.


     This discussion does not address all of the United States federal income tax considerations that may be relevant to you in light of your individual circumstances, nor does it address the United States federal income tax considerations that may be relevant to shareholders subject to special rules. Shareholders are urged to consult their own tax advisors as to the particular United States federal income tax consequences to them of exchanging RMC common stock for IDACORP common stock, as well as the possible tax consequences under state, local, foreign and other tax laws, and the possible effects of changes in tax laws.

     The proposed exchange is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code, and in the opinion of Deloitte & Touche LLP, the proposed exchange more likely than not will qualify as a reorganization within the meaning of the Internal Revenue Code. In rendering its opinion, Deloitte & Touche LLP has relied upon the accuracy and completeness of representations made to Deloitte & Touche LLP by RMC and IDACORP regarding the transaction. The opinion also assumes that the reorganization will be consummated as described herein.

     Based upon the qualification of the reorganization as a reorganization within the meaning of Section 368 of the Internal Revenue Code, the federal income tax consequences will be as follows:

     o RMC shareholders will recognize no gain or loss upon the receipt of IDACORP common stock solely in exchange for their RMC common stock, except as to the receipt of cash in lieu of a fractional share of IDACORP common stock;

     o an RMC shareholder's basis in IDACORP common stock received under the exchange offer will be the same as the shareholder's basis in the RMC common stock immediately prior to the exchange;

     o an RMC shareholder's holding period for any IDACORP common stock received under the exchange offer will include the holding period of the RMC common stock tendered in exchange therefor, provided that the shareholder held its RMC common stock as a capital asset on the date of the exchange; and

     o RMC shareholders will recognize gain or loss upon the receipt of cash in lieu of fractional shares of IDACORP common stock, and such gain or loss will be capital gain or loss, provided the shareholders hold their RMC common stock as a capital asset on the date of the exchange.

     The issuance of a tax opinion by Deloitte & Touche LLP is no guarantee that the Internal Revenue Service will agree with the characterization of the reorganization as a tax-free reorganization. A successful challenge by the Internal Revenue Service to the tax-free status of the reorganization would result in characterization of the transaction by the Internal Revenue Service as a taxable sale by the RMC shareholders of their RMC common stock in exchange for the shares of IDACORP voting common stock. In this event, each exchanging RMC shareholder would recognize gain or loss, measured by the difference between the fair market value on the date of the exchange of the IDACORP voting common stock and the shareholder's tax basis in the RMC common stock surrendered in exchange therefor. The gain or loss would be capital gain or loss, provided that the shareholder held the RMC stock as a capital asset on the date of the exchange. In this situation, the shareholder's tax basis in the IDACORP voting common stock would be equal to its fair market value on the exchange date, and the shareholder's holding period in the IDACORP voting common stock would begin on the exchange date.



                               Backup Withholding

     Payments in connection with this exchange offer may be subject to backup withholding at a rate of 31%, unless an RMC shareholder (i) provides a correct taxpayer identification number which, for an individual shareholder, is the shareholder's social security number and any other required information to the paying agent, or (ii) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. An RMC shareholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the holder's federal income tax liability. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining exemption.

     RMC shareholders may prevent backup withholding by completing the Substitute Form W-9 included in the letter of transmittal. For more information, please see the letter of transmittal accompanying this prospectus.



                             Regulatory Requirements


     This registration statement on Form S-4 must become effective and we must comply with certain state securities laws. No other state or federal regulatory requirements have to be complied with or approval obtained in connection with the exchange offer.




                        Rights of Dissenting Shareholders

     There are no dissenters' rights that arise as a result of this exchange offer. Your choice as a shareholder of RMC common stock is to either participate in this exchange offer and tender all or some of your RMC common stock shares for IDACORP common stock shares, or not to participate in this exchange offer and thus retain your RMC common stock shares.



                           Material Contacts with RMC

Transactions

     In the past two years, there have been no transactions between IDACORP and its executive officers and directors and either (a) RMC or any of its affiliates, where the aggregate value of the transactions is more than one percent of RMC's consolidated revenues for the fiscal year when the transaction occurred, or the past portion of the current fiscal year, if the transaction occurred in the current year or (b) any executive officer, director or affiliate of RMC that is a natural person, where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000, other than the transactions set forth or referenced in "-- Significant Corporate Events" below.

Significant Corporate Events


     On August 1, 2000, we entered into an acquisition agreement with RMC, as amended and attached hereto as Annex A, which provided for a series of transactions and the execution of a series of agreements which collectively provided for the acquisition by us, in return for a note, of 9,610,000 newly issued shares of RMC common stock. We purchased those shares on August 9, 2000 for a price per share of $1.7242, for a total price of $16,569,562. After the completion of this purchase, the first step of our acquisition of a controlling interest in RMC, we held an approximately 50.10% interest in RMC. As a further result of this first step, the size of the board of directors of RMC was expanded from three directorships to six directorships. Thereafter, Shane Jimenez and Patti E. Lukes resigned from the RMC board of directors, and we named five new directors to the board of directors of RMC, adding Jan B. Packwood, Richard Riazzi, J. LaMont Keen, Jim C. Miller and Michael M. Feiler, all employees of IDACORP or its subsidiaries.

     In connection with the acquisition agreement, we entered into a key shareholders agreement with RMC and the individuals listed on Annex A to Annex B to this prospectus, all of whom are both shareholders and employees of RMC. The key shareholders agreement is attached to this prospectus as Annex B. The key shareholders agreement provided for the initial transfer to us by these shareholders of 51% of the RMC common stock held by each of them, in exchange for our common stock. For each share of RMC common stock transferred to us, the shareholder transferring that share received 0.0507 shares of our common stock, each share of which was worth, at the time the calculation was made for this fractional share, $1.7242. At the completion of this second step, which occurred on November 6, 2000, we had acquired approximately 51% of the RMC common stock held by these shareholders, and we held at such time, and currently hold, 12,657,453.49 shares of RMC common stock, comprising approximately 66% of all shares of RMC common stock.


     The key shareholders agreement provides that we must acquire an amount of additional shares from the parties to the key shareholder agreement in the event that we do not obtain at least 3,524,424 shares of RMC common stock in this exchange so that after the exchange offer and the acquisition of the additional shares, we will own at least 81.26% of the RMC common stock.

     The acquisition agreement and key shareholders agreement, in conjunction with this exchange offer, constitute the three steps through which we will acquire at least an 80% controlling interest in RMC.


     Furthermore, and also as a result of the acquisition agreement, RMC has entered into an employment agreement with each of the shareholders listed on Annex A to Annex B and Patti Lukes. For more information, please see "-- Employment Agreements" on page 25. Additionally, RMC has entered into a purchase and sale agreement with the same persons who are parties to the key shareholders agreement. For more information, please see "-- Purchase and Sale Agreement" on page 25.

     We initiated the negotiations with respect to each of these agreements.

Employment Agreements


     In connection with the acquisition of a controlling interest in RMC, and pursuant to the acquisition agreement and the key shareholders agreement, RMC has entered into employment agreements with each of the shareholders listed on Annex A to Annex B to this prospectus and with Patti Lukes. These agreements generally provide for the continued employment of these individuals with RMC, the terms of such employment, each individual's salary and bonuses and circumstances under which the individual's employment may be terminated. The entering into of these employment agreements and their continuation in full force and effect are conditions precedent to the beginning of, and the completion of, this exchange offer. For more information, please see " -- Certain Conditions of the Exchange Offer" on page 20.


Purchase and Sale Agreement


     Also in connection with the acquisition of a controlling interest in RMC, although a separate transaction, RMC and the shareholders listed on Annex A to Annex B to this prospectus entered into a purchase and sale agreement on August 1, 2000. The purchase and sale agreement is attached as Annex E to this prospectus. The purchase and sale agreement provides that, commencing in 2003, these shareholders shall have the opportunity to sell to RMC, and RMC shall be obligated to buy, a portion of each of these shareholder's shares of RMC common stock each year for four years. The purchases and sales will only occur if certain financial criteria are met by RMC, and, except in certain circumstances, if the selling shareholder is still employed by RMC at the time when the right to sell his or her shares of RMC common stock arises. The consideration which will be paid each year to these shareholders for their shares of RMC common stock will be determined by a formula which takes into account, among other things:

     o RMC's consolidated audited net income after tax for the previous fiscal year;

     o    the projected growth rate of RMC's net income for all following years;


     o    a discount rate of 20%;

     o the number of outstanding shares of RMC common stock as of the end of the previous year; and

     o    an option price discount of 80%.




         Comparative Rights of IDACORP Shareholders and RMC Shareholders

     When this exchange offer is complete, RMC shareholders who participate in this exchange offer will become shareholders of IDACORP. The rights of IDACORP shareholders are governed by our articles of incorporation, as amended, and our bylaws, which differ in certain material respects from the RMC articles of incorporation, as amended, and the RMC bylaws. Idaho is the jurisdiction of incorporation for both IDACORP and RMC, and the Idaho Business Corporation Act applies to both companies.


     The following is a summary of material differences between the rights of our shareholders and RMC shareholders. The summary is not a complete statement of the rights of the stockholders of the two companies or a complete description of the specific provisions referred to below and is qualified in its entirety by the governing corporate instruments of IDACORP and RMC, to which RMC shareholders are referred. Copies of the governing corporate instruments of IDACORP are available, without charge, to any person, including any beneficial owner to whom this prospectus is delivered, by following the instructions listed under "Where You Can Find More Information" on page 35.


Authorized Capital Stock and Par Value


           IDACORP                                      RMC

We are authorized to issue 140,000,000   RMC is authorized to issue 75,000,000
shares of IDACORP capital stock,         shares of RMC capital stock,
consisting of 20,000,000 shares of       consisting of 50,000,000 shares of
preferred stock, without par value and   common stock at $0.0001 par value and
120,000,000 shares of common stock,      25,000,000 shares of preferred stock
without par value. Our board of          at $0.0001 par value.
directors may issue the preferred
stock in series and our board has the
authority to determine, for any such
series, the voting powers,
designations, preferences,
limitations, restrictions and relative
rights thereof within the limitations
set forth in the articles or as
provided by law.



Number and Election of Directors


           IDACORP                                      RMC

Our articles of incorporation, as        Article IV of RMC's bylaws provides
amended, and bylaws                      that there are
collectively provide: (i) that the       currently nine authorized
board of directors will consist of not   directorships on the RMC board of
less than nine nor more than fifteen     directors. The bylaws state that RMC's
persons who will be elected by the       board of directors may range from
shareholders, except as otherwise        between three and nine directors, each
provided for in the bylaws; (ii) for     of whom is elected for a three year
the division of the board into three     term. Only the shareholders may change
classes, which will be as nearly equal   the range for the size of the board of
in number as possible, with directors    directors or change from a
in each class being elected for a        variable-range size board to a
three-year term; and (iii) that no       fixed-size board. Any decrease in the
decrease in the number of                number of directorships cannot shorten
directorships will shorten the term of   the term of any director then in
any director then in office.             office.




Removal of Directors


           IDACORP                                      RMC


Directors who reach the age of 70 are    RMC shareholders may remove any
automatically retired from the IDACORP   director with or without cause unless
board of directors. Otherwise, a         the articles of incorporation require
director may only be removed by the      cause. The RMC articles of
shareholders for cause, at a meeting     incorporation do not require cause. A
called for the purpose of removing       director may only be removed by the
such director and with explicit notice   shareholders at a meeting called for
of this purpose. Removal requires an     that purpose following notice. Removal
affirmative vote of not less than        requires that the votes cast in favor
two-thirds of the outstanding shares     of removal exceed those cast against
entitled to vote in elections for        removal.
directors.




Vacancies on the Board of Directors


           IDACORP                                      RMC


Any vacancies on our board of            RMC's bylaws provide that, unless the
directors, whether created from any      articles of incorporation provide
increase in the authorized number of     otherwise, vacancies on the RMC board
directors or any other reason, are       of directors created from any increase
filled by a two- thirds vote of the      in the number of directors, or any
remaining directors then in office, or   other vacancies in the board of
the sole vote if only one remaining      directors, may be filled by a majority
director, even though less than a        vote of the remaining directors then
quorum. Directors chosen to fill         in office, even though less than a
vacancies resulting from an increase     quorum or, at the option of the
in the authorized number of directors    majority of remaining directors, may
may hold office until the next           be filled by the shareholders. A
election of directors by shareholders.   director elected to fill a vacancy
Directors chosen to fill other           shall be elected for the unexpired
vacancies hold office for the term       term of his predecessor in office. The
expiring at the annual meeting at        articles of incorporation have no
which the term of the class to which     provisions to the contrary.
they have been elected expires.



Dividends


           IDACORP                                      RMC

Subject to the prior rights, if any,     The RMC board of directors may,
of holders of our preferred stock or     subject to any restrictions of its
any class of stock hereafter             articles of incorporation and the
authorized, the board of directors may   limitations in section 30-1-640(3) of
from time to time declare dividends      the Idaho Business Corporation Act,
out of any tangible or intangible        declare dividends at any regular or
property legally available for this      special meeting. The articles of
purpose.                                 incorporation do not restrict the
                                         payment of dividends. RMC has not
                                         historically paid any dividends.





Voting Rights


           IDACORP                                      RMC


Each share of our common stock           Each share of RMC stock, regardless of
entitles its holder to one vote upon     class, entitles its holder to one vote
all matters upon which our               on each matter voted on at a
shareholders may vote. Holders of our    shareholders' meeting. Shareholders do
preferred stock do not have any right    not have the right to cumulate their
to vote except as otherwise provided     votes in the election of RMC
by law or established by our board of    directors.
directors. Holders of our common stock
do not have cumulative voting rights
in the election of directors.




Liquidation Rights


           IDACORP                                      RMC


Upon any dissolution, liquidation or     RMC's articles of incorporation and
winding up of IDACORP, whether           bylaws do not address liquidation
voluntary or involuntary, any of our     rights and therefore any distribution
net assets available for distribution    upon dissolution, liquidation or
to our shareholders must be              winding up of RMC would be governed by
distributed ratably to our common        the Idaho Business Corporation Act,
stock shareholders, subject to the       which provides for a distribution of
prior rights, if any, of our preferred   assets to shareholders in accordance
stock shareholders or the holders of     with their interests.
any class of stock hereafter
authorized.




Preemptive Rights and Other Rights


           IDACORP                                      RMC

Our common shareholders do not have      RMC's common stock holders do not have
preemptive rights. In addition, our      preemptive rights. In addition, RMC's
common stock is not subject to           common stock is not subject to
redemption and does not have any         redemption and does not have any
conversion or sinking fund provisions.   conversion or sinking fund provisions.




Annual Meeting of Shareholders


           IDACORP                                      RMC


The annual meeting for our               The annual meeting for RMC shareholders
shareholders is held on                  is held on
the first Wednesday in May or as         the second Tuesday in the month of
otherwise designated by the board of     October or as otherwise designated by
directors.                               the board of directors.



Shareholder Action by Written Consent


           IDACORP                                      RMC

Shareholders may take any action         Shareholders may take any action
required or permitted under Idaho law    required or permitted by the Idaho
to be taken at an annual or special      Business Corporation Act to be taken
meeting of shareholders without a        at a shareholders meeting without a
meeting, without prior notice, and       meeting if the action is taken by all
without a vote, if consents in writing   of the shareholders entitled to vote
and setting forth the action taken are   on the action. The action must be
signed by the holders of all of the      evidenced by one or more written
outstanding shares of stock entitled     consents describing the action taken,
to vote on the matter.                   signed by all shareholders entitled to
                                         vote on the action and delivered to
                                         the corporation for inclusion in the
                                         minutes or filing with the corporate
                                         records.




Amendment to Incorporating Instruments


           IDACORP                                      RMC


We have the right to amend, alter,       RMC's bylaws and articles of
change or delete any provision           incorporation are silent with respect
contained in our articles of             to amendment of its articles of
incorporation, as amended, in            incorporation and therefore any
accordance with the requirements of      amendments must be effected in
our articles or any applicable law.      accordance with the Idaho Business
Any effort to amend, alter, change,      Corporation Act, which provides that
repeal, substitute, add to, or adopt     the board of directors may make
any provision inconsistent with our      certain administrative changes but
articles governing our board of          that all other changes must be
directors and amendment processes must   approved by a majority of shareholders
be approved by at least 80% of the       entitled to vote.
voting power of all outstanding
IDACORP shares entitled to vote on the
election of directors, voting together
as a single class, unless such action
is recommended by the affirmative vote
of two-thirds of the board of
directors without any affiliation with
an "interested shareholder" under
Idaho law. Our articles of
incorporation, as amended, may not be
amended in any manner which would
materially alter or change the powers,
preferences or special rights of A
Series preferred stock.



Amendment to Bylaws


           IDACORP                                      RMC

Our board of directors may alter,        RMC's board of directors may amend or
amend, change, add to, repeal or         repeal the bylaws unless (a) RMC's
substitute provisions in the bylaws by   articles of incorporation or the Idaho
affirmative vote of a majority of the    Business Corporation Act reserves the
board, unless the articles, the bylaws   right exclusively to RMC's
or Idaho law provides otherwise.         shareholders or (b) the

Shareholders may amend, alter, change,   shareholders in amending or repealing
add to, repeal or substitute             a bylaw expressly provide that the
provisions by the affirmative vote of    board of directors may not amend or
a majority of shares entitled to vote    repeal that bylaw. RMC's articles of
thereon if notice of such action is      incorporation do not reserve the right
contained in the notice of the           to amend or repeal to shareholders.
meeting, except that amendment or        The Idaho Business Corporation Act
similar action pertaining to amendment   provides that a bylaw that fixes a
procedures, transaction of business at   greater quorum or voting requirement
a shareholders' meeting, or the board    for the board of directors may only be
of directors requires an affirmative     amended by the shareholders if
two-thirds vote of all shares entitled   originally adopted by the
to vote. No change of the date for the   shareholders. The shareholders may
annual meeting of the shareholders       amend or repeal the bylaws even though
shall be made by the shareholders        the bylaws may also be amended or
within the thirty day period preceding   repealed by the board of directors.
the date currently designated, unless    Any repeal or modification of Article
consented to in writing or approved at   X of the bylaws concerning
any meeting of the shareholders by a     indemnification of directors and
majority of the shares entitled to       officers, may only operate
vote thereon. Amendment of any           prospectively and may not affect
indemnification provision of the         rights under Article X in effect at
bylaws may not be retroactive in         the time of any alleged occurrence of
effect.                                  an action or omission to act that is
                                         the cause of any proceeding against a
                                         director or officer.



Calling of Special Meeting of Shareholders


           IDACORP                                      RMC

A special meeting of the shareholders    A special meeting of the shareholders
may be called at any time by the         may be called at any time by the
president, a majority of the board of    president, the chief executive
directors, the chairman of the board     officer, the board of directors, or
of directors, or the holders of not      the holders of at least 33% of all
less than 20% of all the shares          shares entitled to be cast on any
entitled to vote on any issue proposed   issue proposed to be considered at the
to be considered at the special          special meeting.
meeting.


Anti-Takeover Measures


           IDACORP                                      RMC


The existence of unissued IDACORP        Article III of RMC's bylaws provides
common stock and other provisions in     that RMC may not vote treasury shares
the our articles of incorporation, as    and, absent special circumstances,
amended, and bylaws could permit our     shares of RMC common stock are not
board of directors to render more        entitled to vote if they are owned,
difficult or to discourage a merger,     directly or indirectly, by a second
tender offer, proxy contest or other     corporation and if RMC owns, directly
transaction aimed at obtaining control   or indirectly, a majority of the
of IDACORP. Additionally, we have        shares entitled to vote for directors
established a shareholder rights plan    of the second corporation. RMC may
as described in "-- Shareholder Rights   vote any shares held by it in a
Plan" below that could discourage such   fiduciary capacity. The existence of
transactions.                            unissued RMC common stock and
                                         preferred stock could permit RMC's
Our articles do not provide for          board of directors to render more
cumulative voting and as a result a      difficult or to discourage a merger,
relatively small group of shareholders   tender offer, proxy consent or other
may be prevented from electing           transaction aimed at obtaining control
directors.                               of RMC.


The classified board provisions in our
articles could have the effect of
prolonging the time required for a
shareholder or shareholders with
significant voting power to gain
majority representation on the board.
This inability to immediately gain a
majority representation on the board
at an annual meeting of shareholders
could discourage takeovers and tender
offers where board approval requires a
majority or a super majority to
facilitate success.

Our bylaws require that for
nominations or other business proposed
by a shareholder to properly come
before an annual meeting, the
shareholder must give no more than 90
days', and no less than 60 days',
notice prior to the first anniversary
of the preceding year's annual
meeting. The bylaws further limit
business transacted at a special
meeting of shareholders to the
purposes set forth in the notice of
the meeting. In the event we call a
special meeting for the purpose of
electing one or more directors, any
shareholder may nominate a person or
persons if the shareholder's notice is
delivered no earlier than 90 days and
not later than 60 days prior to the
special meeting or 10 days following
the day on which public announcement
of the date of the special meeting is
first made.

These advance notice requirements may
delay the ability of individuals to
bring before shareholder meetings
matters other than those we deem
desirable, and may provide sufficient
time for us to institute litigation or
take other appropriate steps to
respond to such business, or to
prevent such business from being acted
upon, if such response or prevention
is thought to be necessary or
desirable for any reason

Our articles, as amended, authorize
the issuance of 20,000,000 shares of
our preferred stock. Our board has
full authority to determine the terms
of any series of preferred stock.
Although we currently have no
intention of doing so, the issuance of
shares of our preferred stock could
have the effect of discouraging
takeover attempts.


Shareholder Rights Plan


           IDACORP                                      RMC

We have a shareholder rights plan        RMC does not have a shareholder rights
designed to ensure that all of our       plan.
shareholders receive fair and equal
treatment in the event of any proposal
to acquire control of IDACORP. Under
this plan, we declared a distribution
of one preferred share purchase right
for each of our outstanding common
stock shares held on October 1, 1998
or issued thereafter. These rights are
not currently exercisable and will
become exercisable only if a person or
group either acquires ownership of at
least 20% of our voting stock or
commences a tender offer that would
result in the ownership of at least
20% of our voting stock. We may redeem
all, but not less than all, of the
rights for a price of $0.01 per right,
or we may exchange the rights for
cash, securities or other assets at
any time prior to the close of
business on the 10th day after such an
acquisition.

Additionally, our board created the A
Series preferred stock and reserved
1,200,000 shares for issuance upon
exercise of the rights. In the event
the rights become exercisable, each
right entitles its holder to purchase
for $95 that number of shares of
common or preferred stock with a
market value of $190. If after the
rights become exercisable, we are
acquired in a merger or other business
combination, 50% or more of our
consolidated assets or earnings power
are sold, or the acquirer engages in
certain acts of self-dealing, each
right would entitle the holder to
purchase share of the acquirer's
common stock with a value of $190 for
$95. Any of these rights held by the
acquirer become void if any of these
events occurs.

The rights expire on September 30,
2008. The rights themselves do not
give any voting or other rights as
shareholders to their holders. The
terms of the rights may be amended
without the approval of any rights
holders until an acquirer obtains a
20% or greater position, and then may
be amended as long as the amendment is
not adverse to the interests of the
holders of the rights.



Indemnification


           IDACORP                                      RMC


Our articles of incorporation, as        RMC must indemnify and advance funds
amended, provide that we must            to or on behalf of RMC's directors and
indemnify our directors and officers     officers to the fullest extent
against liability and expenses and       permitted by the Idaho Business
must advance expenses to our directors   Corporation Act, currently in effect
and officers in connection with any      or as it may be amended from time to
proceeding to the fullest extent         time, but only to the extent that any
permitted by the Idaho Business          amendment permits broader
Corporation Act as now in effect or as   indemnification rights. RMC must
it may be amended or substituted from    indemnify a director who was wholly
time to time. Our bylaws provide that    successful, on the merits or
we have the power to purchase            otherwise, in the defense of any
insurance on behalf of any director,     proceeding to which the director was a
officer, employee or agent against       party because he/she was a director of
liability and expenses in connection     the corporation against reasonable
with any proceeding, to the extent       expenses incurred by the director in
permitted under applicable law. The      connection with the proceeding.
bylaws further provide that we may
enter into indemnification agreements    Under RMC's bylaws, RMC may purchase
with any director, officer, employee     and maintain insurance, on behalf of
or agent to the extent permitted under   an individual who is
any applicable
law.                                     a director or officer of RMC or who,
                                         while an RMC director or officer,
IDACORP has in effect liability          serves at RMC's request as a director,
insurance protecting its directors and   officer, partner, trustee, employee or
officers against liability by reason     agent of another domestic or foreign
of their being or having been            entity, against liability asserted
directors or officers. In addition,      against or incurred by this individual
IDACORP has entered into                 in that capacity or arising from that
indemnification agreements with its      individual's status as a director or
directors and officers to provide for    officer.
indemnification to the maximum extent
permitted by law.                        Any repeal or modification of Article
                                         X of the bylaws concerning
                                         indemnification of RMC directors and
                                         officers may only operate
                                         prospectively and may not affect
                                         rights under Article X in effect at
                                         the time of any alleged occurrence of
                                         an action or omission to act that is
                                         the cause of any proceeding against a
                                         director or officer.



Advance Notice


           IDACORP                                      RMC

Our bylaws require our shareholders to   RMC does not have an advance notice
provide advance notice of any business   requirement for business to be brought
to be brought before a shareholders      before a shareholders meeting except
meeting.                                 that a special meeting may only
                                         conduct the business within the
                                         purposes described for calling the
                                         special meeting.


Certain Idaho Statutory Provisions

     We are subject to the Idaho Control Share Acquisition Law, which is designed to protect minority shareholders in the event that a person acquires or proposes to acquire, directly or indirectly, by tender offer or otherwise, shares giving it at least 20%, at least 33 1/3% or more than 50% of the voting power in the election of directors. This law applies to a publicly held Idaho corporation which has at least 50 shareholders unless a provision in the corporation's bylaws or articles, adopted in accordance with this law, makes an express election not to be subject to this law. We do not have any such provisions in our articles or bylaws.

     Under the Idaho Control Share Acquisition Law, an acquiring person is required to deliver to the corporation an information statement disclosing, among other things, the identity of the person, the terms of the acquisition or proposed acquisition, and the financing of this acquisition. An acquiring person cannot vote those shares acquired in a control share acquisition that exceed one of the cited thresholds unless a resolution approved by 66 2/3% of the voting power of all shares entitled to vote thereon, excluding shares held by the acquirer or an officer or director, approves of such voting power. At the request of the acquiring person, such a resolution must be put forth before shareholders at a special meeting held within 55 days after receipt of the information statement, provided that the acquiring person undertakes to pay the costs of the special meeting and delivers to the corporation copies of definitive financing agreements with responsible entities for any required financing of the acquisition. If an information statement has not been delivered to the corporation by the 10th day after the acquirer obtains shares in excess of one of the above thresholds, or the shareholders of the corporation have voted not to accord voting rights to the acquirer's shares, the corporation may redeem all, but not less than all, of the acquirer's shares at fair market value. Shares that are not accorded voting rights pursuant to this law regain their voting rights when acquired by another person in an acquisition that is not subject to this law.


     We are also subject to the Idaho Business Combination Act, which prohibits a publicly held corporation from engaging in certain business combinations with an "interested shareholder" for a period of three years after the date of the transaction in which the person became an interested shareholder unless, among other things, (i) the corporation's articles of incorporation or bylaws include a provision, adopted in accordance with this law, that expressly provides that the corporation is not subject to the statute, or (ii) a committee of the corporation's board of directors approves of the business combination or the acquisition of the shares before the date such shares were acquired. After the three year moratorium period, the corporation may not consummate a business combination unless, among other things, it is approved by the affirmative vote of the holders of at least two- thirds of the outstanding shares, other than those beneficially owned by the interested shareholder or an affiliate or associate thereof, entitled to vote or the business combination meets certain minimum price and form of payment requirements. An interested shareholder is defined to include, with certain exceptions, any person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation. Business combinations subject to this law include certain mergers, consolidations, recapitalizations, and reverse share splits.


     The application of the Idaho Control Share Acquisition Law and the Idaho Business Combination Law may have the effect of delaying, deferring or preventing a change of control of IDACORP. Neither statute is applicable to RMC because it is not a publicly held corporation as defined in the statutes.


                        Material Interests of Affiliates


     Following the consummation of the acquisition agreement between IDACORP and RMC and the initial sale of shares thereunder, RMC's board of directors was expanded from three to six directors. Thereafter, two of RMC's directors resigned, with Michael A. Lukes remaining, and IDACORP named five new directors to the board. Mr. Lukes has participated as a director of RMC in the subsequent agreements between IDACORP and RMC, and Mr. Lukes is a party to the key shareholders agreement whereby IDACORP purchased RMC common stock from certain RMC shareholders. As a party to the key shareholder agreement, Mr. Lukes may be required to sell additional shares of his RMC common stock if less than 3,524,424 of the shares of RMC common stock subject to this exchange offer are tendered for exchange. He is also a party to the purchase and sale agreement described below. For more information on these events, please see "- - Exchange Offer as Part of the Acquisition of RMC" on page 15.


     Certain employees of RMC have also entered into employment agreements with RMC in connection with the acquisition of RMC by IDACORP. For more information please see "Employment Agreements" on page 25. A form of these employment agreements is attached as Annex C to the acquisition agreement, which is attached as Annex A hereto.


     Certain employee shareholders of RMC have also entered into a purchase and sale agreement with RMC which provides that, commencing in 2003, these shareholders shall have the opportunity to sell to RMC, and RMC shall be obligated to buy, a portion of each of these shareholder's shares of RMC common stock each year for four years. The purchases and sales will only occur if certain financial criteria are met by RMC, and, except in certain circumstances, if the selling shareholder is still employed by RMC at the time when the right to sell his or her shares of RMC common stock arises. For more information on the purchase and sale agreement, please see "-- Purchase and Sale Agreement" on page 25.


     No other affiliate of IDACORP or RMC has any material interest, direct or indirect, by security holdings or otherwise, in the exchange offer other than an indirect interest as a shareholder of IDACORP.



                                 Legal Opinions

     Robert W. Stahman., Esq., Vice President, General Counsel, and Secretary of IDACORP, and LeBoeuf, Lamb, Greene & MacRae, LLP will pass upon the legality of the common stock for IDACORP. LeBoeuf, Lamb, Greene & MacRae, LLP, for matters governed by the laws of the state of Idaho, may rely upon the opinion of Mr. Stahman. As of March 1, 2001, Mr. Stahman owned 18,271 shares of common stock of IDACORP. Mr.

Stahman is acquiring additional shares of IDACORP common stock at regular intervals through employee stock plans.



                                     Experts

     The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from IDACORP's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.


     With respect to the unaudited interim financial information for the periods ended March 31, 2001 and 2000, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports, included in IDACORP's and Idaho Power Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




                       Where You Can Find More Information

     RMC is not subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended and therefore does not file reports, proxy statements or other information with the Securities and Exchange Commission. RMC common stock is not listed on any stock exchange.

     We file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports at any of the facilities of the SEC listed below:


Public Reference Facilities     Regional Office             Regional Office
---------------------------     ---------------             ---------------
450 Fifth Street, NW            500 West  Madison Street    7 World Trade Center
Washington, D.C. 20549          Suite 1400                  Suite 1300
                                Chicago, IL 60661-2511      New York, NY  10048


     You may obtain copies of our filed reports from the SEC upon payment of a duplicating fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically. The address of that site is http://www.sec.gov.

     This prospectus is part of a registration statement that we filed with the SEC. This prospectus does not contain all the information in, or exhibits to, the registration statement. You may inspect the registration statement and exhibits without charge at the SEC's office, 450 Fifth Street, NW, Washington, D.C. 20549, and you may obtain copies upon payment of a duplication fee.

     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we filed with the SEC under SEC file number 1-14465.

     1. Annual Report on Form 10-K for the year ended December 31, 2000.


     2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.


     3. The description of IDACORP's common stock contained in the registration statement on Form 8-A, dated October 20, 1999.

     4. The description of the preferred share purchase rights contained in IDACORP's registration statement on Form 8-A, dated September 15, 1998, as amended by Form 8-A/A, dated October 20, 1999.

     5. IDACORP's proxy statement filed in connection with the annual meeting of its shareholders held on May 17, 2001.

     6. All documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we terminate the exchange offer.

     Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide to each person, including any beneficial owner, to whom a prospectus is offered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may obtain a copy of any of these documents at no cost by written or oral request to us at the following address:

                               Shareowner Services
                                  IDACORP, Inc.
                             1221 West Idaho Street
                               Boise, Idaho 83702
                                 (208) 388-2200

                                 Exchange Agent

          The exchange agent for the offer is:  IDACORP, Inc.

                                                         BY OVERNIGHT, CERTIFIED
                                                         OR
         BY MAIL                  BY HAND                EXPRESS MAIL DELIVERY
-----------------------      -----------------------     -----------------------

Attention:                   Attention:                  Attention:
Shareowner Services          Shareowner Services         Shareowner Services
1221 W. Idaho Street         1221 W. Idaho Street        1221 W. Idaho Street
Boise, Idaho 83702-5627      Boise, Idaho 83702-5627     Boise, Idaho 83702-5627


                            BY FACSIMILE TRANSMISSION
                  ---------------------------------------------
                                 (208)-388-6955

                           Confirmation Phone Number:
                                 (208)-388-2566


     You may direct any questions and requests for assistance to IDACORP Shareowner Services at the address and telephone number listed below. You can also obtain additional copies of this document, the letter of transmittal, the instructions to the letter of transmittal and other exchange offer materials from IDACORP Shareowner Services.

     The address and telephone number of IDACORP Shareowner Services is:

                               Shareowner Services
                                  IDACORP, Inc.
                             1221 West Idaho Street
                               Boise, Idaho 83702
                               Tel: (208) 388-2200

     No person has been authorized to give any information or to make any representation not contained in this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by either IDACORP or RMC. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of IDACORP common stock to or from any person to or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this prospectus nor any distribution of the securities made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of RMC or IDACORP or in the information set forth herein since the date of this prospectus.

                Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit      File Number        As Exhibit



5.1                                        -Opinion and consent of Robert W.
                                           Stahman, Esq.

5.2                                        -Opinion and consent of LeBoeuf,
                                           Lamb, Greene, & MacRae, LLP.


15.1 -Letter from Deloitte & Touche LLP regarding unaudited interim financial information


23.1                                       -Consent of Deloitte & Touche LLP





Item 22.  Undertakings.

The undersigned registrant hereby undertakes:

     1. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     3. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     5. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered) would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     6. That for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     7. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on the 17th day of May, 2001.


                                                     IDACORP, Inc.

                                                     By  /s/ Jan B. Packwood
                                                        Jan B.  Packwood
                                                        President and Chief
                                                          Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              Signature                        Title                    Date


      /s/ Jon H. Miller*              Chairman of the Board         May 17, 2001
      --------------------------
           (Jon H. Miller)

      /s/ Jan B. Packwood               President, Chief            May 17, 2001
      --------------------------    Executive Officer and
          (Jan B. Packwood)                 Director

      /s/ J. LaMont Keen                   Senior Vice              May 17, 2001
      --------------------------   President-Administration
          (J. LaMont Keen)                    and
                                    Chief Financial Officer
                                 (Principal Financial Officer)

      /s/ Darrel T. Anderson*          Vice President -             May 17, 2001
      --------------------------     Finance and Treasurer
        (Darrel T. Anderson)     (Principal Accounting Officer)

      /s/ Rotchford L. Barker*              Director                May 17, 2001
      --------------------------
        (Rotchford L. Barker)

      /s/ Roger L. Breezley*                Director                May 17, 2001
      --------------------------
         (Roger L. Breezley)

      /s/ John B. Carley*                   Director                May 17, 2001
      --------------------------
          (John B. Carley)

      /s/ Peter T. Johnson*                 Director                May 17, 2001
      --------------------------
         (Peter T. Johnson)

      /s/ Jack K. Lemley*                   Director                May 17, 2001
      --------------------------
          (Jack K. Lemley)

               Signature                       Title                    Date


      /s/ Evelyn Loveless*                  Director                May 17, 2001
      -------------------------
          (Evelyn Loveless)

      /s/ Peter S. O'Neill*                 Director                May 17, 2001
      -------------------------
         (Peter S. O'Neill)

      /s/ Robert A. Tinstman*               Director                May 17, 2001
      -------------------------
        (Robert A. Tinstman)

*By:  /s/ J.  LaMont Keen
      -------------------------
         (J.  LaMont Keen)
         (attorney-in-fact)

                                                        Exhibit Index



Exhibit     File Number       As Exhibit



5.1                                        -Opinion and consent of Robert W.
                                           Stahman, Esq.

5.2                                        -Opinion and consent of LeBoeuf,
                                           Lamb, Greene, & MacRae, LLP.


15.1 -Letter from Deloitte & Touche LLP regarding unaudited interim financial information.


23.1                                       -Consent of Deloitte & Touche LLP